Exhibit 8.2
[Letterhead of Clifford Chance LLP]

SZA/MAXP/ADF	3 August 2007
Barclays PLC (the “Company”)
1 Churchill Place
London E14 5HP
Dear Sirs
Proposed exchange of (a) Barclays ordinary shares and cash for each outstanding ordinary share of ABN AMRO and (b) Barclays ADSs and cash for each ABN AMRO ADS (the “Transaction”)
1.	Introduction

1.1	We have acted as English and Dutch legal tax advisers to the Company in connection with the Transaction.

1.2	We have, at the request of the Company, prepared this letter addressed to the Company.

1.3	This opinion is confined to, and given on the basis of:
1.3.1	the laws of England and Wales, United Kingdom tax law and the practice of HMRC; and

1.3.2	the tax laws of the Netherlands,
each as currently in force or applied as at the date of this letter.

1.4	No opinion is expressed as to the laws of any other jurisdiction.

1.5	For the purposes of preparing this letter, we have reviewed the Form F-4 Registration Statement under the Securities Act of 1933 dated 2 August 2007 (the “Form F-4”).

1.6	In this letter, terms not otherwise defined shall bear the meaning given to them in the Form F-4.

1.7	Headings in this letter are for ease of reference only and shall not affect its interpretation.

2.	Assumption
The opinions set out in this letter are based upon the following assumption being correct at all material times:
2.1	That the Company is resident only in the United Kingdom for United Kingdom tax purposes.

3.	Opinion
On the basis of, and subject to, sections 1, 2 and 4 of this letter, we hereby confirm that:-
(a)	the statements of law and HMRC practice in the Form F-4 under the heading “Material United Kingdom Tax Consequences” (the “UK Tax Section”), subject to the limitations and qualifications in such UK Tax Section, represent our opinion as to all of the material UK tax consequences of the Transaction; and

(b)	the statements of law in the Form F-4 under the heading “Material Dutch Tax Consequences” (the “Dutch Tax Section”), subject to the limitations and qualifications in such Dutch Tax Section, represent our opinion as to all of the material Dutch tax consequences of the Transaction.
4.	General

4.1	We have not been asked to, and we do not, express any opinion as to the tax which will or may arise as a result of any other transaction effected in connection with the Transaction. Accordingly, this opinion is strictly limited to the matters stated in paragraph 3, and is not to be read as extended, by implication or otherwise, to any other matters.

4.2	Neither this opinion nor its contents may be quoted nor referred to in any document nor used for any other purpose whatsoever, without our prior written consent.

4.3	We are aware, however, that this letter will be filed as an exhibit to the Form F-4 and to the Company’s Tender Offer Statement on Schedule TO. Accordingly we hereby consent to such filing. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

4.4	We express no opinion as to any matter other than as specified in this letter.

4.5	This opinion is governed by, and is to be construed in accordance with, English law.
Yours faithfully
/s/ Clifford Chance LLP